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                                                                  EXHIBIT 99.1

Concentric Network Closes Internet Technology Group PLC Acquisition

Completed Acquisition Positions Concentric as a Significant Global E-Business Service Provider For Small- and Medium-sized Companies

SAN JOSE, Calif. (January 28, 2000) - Concentric Network Corp. (NASDAQ: CNCX), a leading provider of e-business services for growing companies, announced today the closing of its acquisition of Internet Technology Group plc (AIM: ITH), a leading provider of Internet access and hosting for businesses in the UK and Europe. With the completion of the acquisition, Concentric gains a solid base of operations in the UK and the Netherlands - in addition to trans-Atlantic capacity - enabling Concentric to effectively deliver e-business solutions worldwide.

"The completion of this deal marks a pivotal turning point for Concentric," said Henry R. Nothhaft, chairman, president and CEO of Concentric Network. "We now have network capacity and hosting facilities extending from the UK into Europe, providing us with the means to rapidly expand throughout the European marketplace. This gives Concentric the opportunity to extend its market reach worldwide, and more importantly, allows us to provide our customers more cost effective access to the European market - an increasingly critical factor for businesses today."

The acquisition of ITG strengthens Concentric's leadership position as a worldwide provider of Web hosting and e-commerce. Through the finalized acquisition, Concentric gains approximately 110,000 full registered domain names throughout Europe, increasing the number of Concentric's worldwide registered domains to approximately 390,000. The acquisition also adds approximately 563,000 dial users, including approximately 490,000 from various free services, and increases the number of hosted Web sites to more than 200,000, including approximately 57,000 from various free services. The Company believes that the acquisition solidifies Concentric's position as the second largest shared Web hosting provider for businesses.

Concentric garners an extensive European network with connectivity via secure routing, data centers, or through one of 35 other physical Points of Presence
(POPs) located in the UK. These POPs provide coverage to all of the main UK metropolitan areas, and additional Internet facilities in the Netherlands offer Concentric direct expansion into mainland Europe. Concentric gains approximately 1Gb/s of international connectivity through ITG's resilient trans-Atlantic and trans-European network. Furthermore, Concentric strengthens its Tier 1 peering relationships with major European telecom providers.

Concentric also obtains two additional data centers, one in Harbour Exchange in the heart of London's Docklands, and the other in Almere near Amsterdam in the Netherlands, giving the company a total of six telco-grade hosting facilities. Moreover, Concentric benefits from ITG's strong brand awareness and exceptional reputation for quality customer support. Laurence Blackall, CEO of ITG, will remain in this position and report to Mr. Nothhaft. "We are excited about combining together our collective resources and expertise to provide high-performance Internet services to business customers with mission-critical applications," commented Mr. Blackall.

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"We are pleased about adding ITG's talented staff to the Concentric team. Their supplementary expertise will continue to enhance Concentric's leadership position in e-business solutions," added Nothhaft.

About Concentric Network Corporation

Concentric Network Corporation provides complete Internet business solutions for small- and medium-sized enterprises, including DSL access, Web hosting and e-commerce. The company also offers data center services, virtual private networks, dedicated access, and application infrastructure services for delivering applications over the Internet or a VPN. Concentric's services are offered through a nationwide network of data centers and a private, nationwide ATM network. All Concentric services are backed by 24/7 customer care and most include service level agreements. Publicly traded (NASDAQ: CNCX), Concentric is headquartered in San Jose, CA with operations in Irvine, CA, Chicago, IL, St. Louis, MO, and Saginaw, MI. For more information, visit http://www.concentric.net/ or contact Public Relations at publicrelations@concentric.com.

This press release contains forward looking statements regarding Concentric's acquisition of Internet Technology Group plc (ITG), and the potential benefits to be realized by the combined companies, including, but not limited to, expansion of Internet services into Europe, and the anticipated growth of e-commerce in Europe, that are subject to risks and uncertainties. Actual results may differ materially from those described in the forward looking statements as a result of a number of factors. These factors include, but are not limited to, the combined companies' ability to successfully market its products and services to current and new customers in a competitive marketplace, the rate of growth of e-commerce and adoption of the Internet by businesses in Europe, and the companies' ability to successfully integrate their operations, products and services.

Concentric Network Corporation and the Concentric logo are all trademarks of Concentric Network Corporation. Other product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Leslie Johnson
Wilson McHenry Co.
510.723.6200
ljohnson@wmc.com

Concentric Network Contact:
Rachel Brant
Public Relations Associate
Concentric Network
408.794.2119
rbrant@concentric.com